Exhibit 77Q

                                    Exhibits

ITEM 77(Q)(1)(a)(i)

Amended Schedule A to the Amended and Restated Investment Management Agreement between ING Investment Funds, Inc. and ING Investments LLC filed herewith.

ITEM 77(Q)(1)(e)(i)

Sub-Advisory Agreement between ING Investments LLC and Aeltus Investment Management, Inc. dated August 1, 2003 and filed herewith.